Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (333- 213020) on Form F-1/A of Magal Security Systems Ltd. (“Magal”) of our report dated July 28, 2016, related to the consolidated financial statements of Aimetis Corp. as of and for the year ended December 31, 2015, appearing in the Current Report on Form 6-K of Magal filed on August 3, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Kitchener, Canada
August 31, 2016